EXHIBIT 99(a)
                                                                   -------------


                           INSILCO TECHNOLOGIES, INC.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                                       (2)
                                                          (1)        Charged
                                          Balance at   Charged to    to other                 Changes due to    Charged   Balance at
                                          beginning    costs and     accounts    Deductions    acquisitions        to       end of
     Description                          of period    expenses     (describe)   (describe)   or dispositions     APIC      period
     -----------                          ----------   ----------   ----------   ----------   ---------------   -------   ----------
For the year ended December 31, 1999
 Allowances deducted from assets
  Accounts receivable (for doubtful
   receivables)                           $      975          931           --      (261) (a)        131  (c)        --       1,776
  Inventory (primarily for obsolescence)       1,641          879           --      (328) (b)      1,196  (c)        --       3,388
  Income Tax expense valuation allowance     (35,457)         988        1,952        --             204            263     (32,050)

For the year ended December 31, 2000
 Allowances deducted from assets
  Accounts receivable (for doubtful
   receivables)                           $    1,776        1,464           --     (1,393) (a)        12  (d)        --       1,859
  Inventory (primarily for obsolescence)       3,388          797           --     (1,011) (b)      (820) (d)        --       2,354
  Income Tax expense valuation allowance     (32,050)      10,903           --         --             --          3,882     (17,265)

For the year ended December 31, 2001
 Allowances deducted from assets
  Accounts receivable (for doubtful
   receivables)                           $    1,859        1,148           --       (518) (a)        96  (e)        --       2,585
  Inventory (primarily for obsolescence)       2,354        3,788           --       (401) (b)       402  (e)        --       6,143
  Income Tax expense valuation allowance     (17,265)      (5,365)          --         --             --             --     (22,630)

  (a)  Primarily accounts written off, net of recoveries
  (b)  Primarily obsolete parts written off
  (c) Primarily due to the purchase of EFI, the sale of Romac and the shutdown of McKenica.
  (d) Primarily due to the purchase of TAT, PCM and the transfer of McKenica balances with the sale of the "Automotive Businesses"
  (e)  Primarily due to the purchase of InNet.